Exhibit 99.1

Medtronic and Kyphon Announce Early Termination of Hart-Scott-Rodino Waiting Period for the Merger of Medtronic and Kyphon

MINNEAPOLIS & SUNNYVALE, Calif., Sep 11, 2007 (BUSINESS WIRE) —

Medtronic, Inc. (NYSE:MDT) and Kyphon Inc. (Nasdaq:KYPH) announced today that the Federal Trade Commission (FTC) and the U.S. Department of Justice, Antitrust Division have granted early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, in connection with the previously announced merger agreement between Kyphon and Medtronic, Inc. Completion of the transaction, expected during the first quarter of 2008, remains subject to obtaining approvals of antitrust authorities in several other jurisdictions, the approval of Kyphon’s stockholders and other customary closing conditions. A special meeting of Kyphon’s stockholders to vote on the proposed merger has been called for October 16, 2007.

As previously announced in Kyphon’s definitive proxy statement, the company is currently discussing a proposed consent decree with the FTC that would likely result in divestiture of most, and potentially all, of the Confidence™ assets that Kyphon proposed to acquire from Disc-O-Tech Medical Technologies, Ltd.

About Medtronic

Medtronic, Inc. (www.medtronic.com), headquartered in Minneapolis, is the global leader in medical technology — alleviating pain, restoring health, and extending life for millions of people around the world.

Medtronic is a registered trademark of Medtronic, Inc.

About Kyphon

Kyphon develops and markets medical devices designed to restore and preserve spinal function and diagnose the source of low back pain using minimally invasive technologies. The company’s products are used in balloon kyphoplasty for the treatment of spinal compression fractures caused by osteoporosis or cancer, in the Functional Anaesthetic Discography™ (F.A.D.™) procedure for diagnosing the source of low back pain, and in the Interspinous Process Decompression (IPD®) procedure for treating the symptoms of lumbar spinal stenosis. More information about the company and its products can be found at www.kyphon.com and its balloon kyphoplasty patient education website, www.spinalfracture.com.

Kyphon and IPD are registered trademarks, and Functional Anaesthetic Discography and F.A.D. are trademarks, of Kyphon Inc. Confidence is a trademark of Disc-O-Tech Medical Technologies, Ltd.

Forward-Looking Statements

This press release contains forward-looking statements, within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, about the completion of the merger. Forward-looking statements are based on management’s current preliminary expectations and are subject to risks, uncertainties and assumptions, which may cause the company’s actual results to differ materially from the statements contained herein. Factors that could cause actual results to differ materially from management’s current expectations include, without limitation, the potential inability to obtain the regulatory and stockholder approvals and clearances required to complete the merger, or to do so in a timely manner, and the possibility that other conditions to completion of the merger may not be satisfied. Additional factors that may affect future results are contained in Kyphon’s filings with the SEC, which are available at the SEC’s website http://www.sec.gov. Kyphon undertakes no obligation to release publicly any revisions to any forward-looking statements contained herein to reflect events or circumstances after the date hereof.

SOURCE: Medtronic, Inc.

Medtronic

Marybeth Thorsgaard, 763-505-2644 (Media)

Martha Goldberg Aronson, 763-505-2694 (Investors)

or

Kyphon

Julie Tracy, 408-548-6687 (Media and Investors)

Copyright Business Wire 2007

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